Exhibit 4.3

SECOND AMENDMENT TO

THRIFT PLAN FOR EMPLOYEES OF

ONEOK, INC. AND SUBSIDIARIES

AS AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2010

December 12, 2011

1. Plan Amendment regarding Heart Act additional benefits, disability payments, differential military pay, distributions. IRS Notice 2010-15.

Article III of the Thrift Plan is amended to add new paragraph 8, as follows:

“8. HEART Act Provisions.

The following provisions apply to the Plan with respect to benefits and distributions authorized by the Heroes Earnings Assistance and Relief Tax Act of 2008 (“Heart Act”). These provisions shall be applied in coordination with other terms and provisions of the Plan with respect to the subjects and matters described therein,

a. Death benefits under USERRA-qualified active military service. In the case of a Participant who dies while performing qualified military service (as defined in Code Section 414(u)), the survivors of the Participant shall be entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan had the Participant resumed and then terminated employment with the Company on account of death.

b. Vesting service credit. Service credit for the period of a deceased Participant’s period of qualified military service shall be provided for vesting purposes under the Plan.

c. If a Participant would not be entitled to reemployment rights immediately before his death under USERRA, the provisions of Paragraph 8.a.,above, shall not apply in determining the death benefits to which the Participant’s survivors are entitled under the Plan

d. Under Code Section 414(u)(9) for benefit accrual purposes under the Plan, an individual who dies or becomes disabled while performing qualified military service shall be treated as if such individual resumed employment with the Company in accordance with the individual’s USERRA reemployment rights on the day preceding the death or disability and then terminated employment on the actual date of disability. All individuals shall be credited with service and benefits on reasonably equivalent term. The individual must be provided vesting credit for purposes of determining his/her vested percentage in accruals earned both during qualified military service and during other periods.

e. The amount of employee contributions and the amount of elective deferrals of an individual treated as reemployed in connection with death or disability, as described above, shall be determined on the basis of the individual’s average actual employee contributions or elective deferrals for the lesser of (i) the 12-month period of service with the employer immediately prior to qualified military service, or (ii) if service with the employer is less than such 12-month period, the actual length of continuous service with the employer.

f. Credited service for vesting shall be provided for a disabled individual’s qualified military service to the extent permitted under other applicable rules, including Treas. Reg.§1.401(a)(4)-11(d)(3).

g. For employer-provided contributions or benefits for an individual treated as reemployed under Code Section 414(u)(9) which are contingent on the individual’s contributions or elective deferrals the individual, such contributions and benefits shall be based upon deemed employee contributions or elective deferrals or actual employee contributions or elective deferrals for individuals who die or become disabled as provided in the Code Section 414(u), and applicable regulations and guidance and herein above.

h. An individual performing uniformed service and receiving differential wage payments, as defined in Code Section 3401(h), if any, paid to such individual by the Company, shall be treated and deemed as an employee of the Company as to such payment and the differential wage payment shall be treated as compensation, and the Company may base contributions or benefits on the differential wage payment, if done in a reasonable nondiscriminatory basis to all individuals.

i. An individual performing uniformed service and receiving any differential wage payments shall for purposes of Code Section 401(k)(2)(B)(i)(I) (which allows amounts attributable to employee elective deferrals to be distributed upon severance from employment) be treated and deemed as having been severed from employment during any period the individual is performing service in the uniformed services, so that such individual is not prohibited from receiving distributions even though the individual has not actually severed employment with the Company; provided, an individual being so treated and deemed to have severed employment for purposes of Code Section 401(k)(2)(B)(i)(I) shall not cause the individual to be treated as severed from employment for other purposes or Code sections.

j. If an individual performing uniformed services elects to receive a distribution under Code Section 414(u)(12)(B)(ii) by reason of being treated and deemed as having severed from employment for purposes of Code Section 401(k)(2)(B)(i)(I) during any period the individual is performing uniformed services, the individual may not make an elective deferral or employee contribution during the 6-month period beginning on the date of the distribution.

k. If differential wage payments are made to any individual such payments shall be treated as compensation for purposes of determining benefits and contributions under the Plan, and as compensation under Code Section 415.

l. The Plan shall provide for and allow distributions under Code Section 401(k) to an individual who is so treated and deemed as severed from employment for purposes of Code Section 401(k)(2)(B)(i)(I) while performing service in the uniformed services pursuant to Code Section 414(u)(12)(B).

m. An individual may receive a distribution otherwise subject to distributions restrictions of Code Section 401(k) if otherwise treated as severed from employment to the extent provided therein. An individual treated as a severed from employment under Code Section 414(u)(12) is not to be treated as severed under other Code sections not referred to therein. Code Section 414 (u)(12) does not apply to individuals who have an actual severance from employment or who otherwise are eligible to take a distribution of plan benefits. The Committee and Plan administrator shall apply Section 414(u)(12) and Heart Act to such circumstances in accordance with applicable published regulations and guidelines in a uniform and nondiscriminatory manner.

n. A distribution made under Code Section 414(u)(12)(B) to and individual who is treated and deemed as severed from employment for purposes of Code Section 401(k)(2)(B)(i)(I) while performing service in the uniformed services shall be treated as an eligible rollover distribution within the meaning of Code Section 402(c)(4) (but not as a hardship distribution ineligible for rollover).”

2. Eliminate Denial or Roth Account Rollovers from Other Plans

Article IV, Paragraph 4.D.4 of the Thrift Plan which prevents rollovers of Roth accounts from other plans into the Thrift Plan is deleted and stricken from the Plan.

3. Exchange/Transfer Minimum

Article IX, Paragraphs 1.F. and G. of the Thrift Plan are amended to read:

“F. Change in Participant’s Investment Direction. Any direction by a Participant that available funds in his/her account shall be invested under a particular investment option shall be deemed a continuing direction until changed by the Participant. A Participant may, by written direction to the Committee which shall in turn direct the Trustee in form prescribed by the Committee, by telephone voice response system or internet direction in the manner prescribed by the Committee, or by such other means as may be authorized by the Committee, cancel or change any such investment direction from time to time; provided, that a Participant who is a Section 16 Person shall be subject to the limitations, restrictions and other provisions of paragraph 8. of this Article IX, below, with respect to such Participant’s direction of investments that are Discretionary Transactions; provided, further, that the amount which may be transferred, sold or exchanged pursuant to any directed cancellation or change in any investment direction shall be at least Two Hundred Fifty Dollars ($250.00) or the full value of the investment being cancelled or changed, whichever is less.”

G. Sale of Investments at Participant Direction. A Participant may (i) by written direction in form prescribed by the Committee and countersigned by the authorized representative thereof, which countersignature shall be for the sole purpose of identification and authentication of good standing of the Participant, or (ii) by telephone voice response system or internet, as authorized by the Committee, direct the Committee and the Trustee to sell or turn in for redemption, as may be appropriate, any security purchased at his/her direction; he/she may similarly direct the investment of the proceeds of any such sale or redemption, with or without the addition of other available cash then in his/her account, under any one or more of the investments options currently in effect under the Plan for which additional investment of contributions and cash may be directed; provided, that a Participant who is a Section 16 Person shall be subject to the limitations, restrictions and other provisions of paragraph 8. of this Article IX, below, with respect to the direction of the sale or redemption transactions involving any security issued by the Company that are Discretionary Transactions, as defined by paragraph 8 of this Article IX below; provided, further, that the amount as to any investment or security which may be so directed to be sold or redeemed and directed to be invested under other investment options shall be at least Two Hundred Fifty Dollars ($250.00) or the full value of the investment being sold or redeemed, whichever is less.”

4. Participant Directed Voting

Article IX, Paragraph 6, of the Thrift Plan is amended and restated to read as follows:

“6. Voting of Shares

A. Company Stock. Shares of the voting stock of the Company held by the Trustee in the account of a Participant under the Plan will be voted or consents for action with respect thereto will be granted by the Trustee or other registered owner thereof only in accordance with written instructions given to the Trustee by the Participant, except that the Trustee, in its discretion, may vote or direct the registered owner to vote or may consent or direct the registered owner to consent to action being taken with respect to any such stock if the Trustee has not received written instructions from the Participant in whose account such shares are held at least five (5) days prior to the date of the meeting at which such vote is to be taken or the last date that a consent of action may be given. Notice of any such meeting or consent request shall be given by the Committee to the Participant and a request for written instructions shall be made by the Committee to be directed to the Trustee at such time and in such form as may be provided by rules and regulations adopted by the Committee.

This paragraph and all pertinent provisions of the Plan and Trust shall be applied and interpreted in all respects so as to meet the requirements of Code Section 409(e) (or corresponding section of any future federal tax code) so that each Participant or beneficiary in the Plan is entitled to direct the Plan and Trustee as to the manner in which stock and securities of the Company which are entitled to vote and are allocated to the Participant Account of such Participant or beneficiary are to be voted.

This paragraph shall also apply to the voting of any voting stock of Western Resources, Inc., in the account of any Participant.

B. Other Investments.

Unless otherwise expressly directed in writing by the Committee, the Trustee shall administer the investments of the Plan assets directed by a Participant under the Plan in a manner such that shares of the voting stock of the corporations held by the Trustee in the account of a Participant under the Plan will be voted or consents for action with respect thereto will be granted by the

Trustee or other registered owner thereof in accordance with written instructions given to the Trustee by the Participant, except that the Trustee, in its discretion, may vote or direct the registered owner to vote or may consent or direct the registered owner to consent to action being taken with respect to any such stock if the Trustee has not received written instructions from the Participant in whose account such shares are held at such time as the Committee, or the Trustee acting pursuant to authorization by the Committee, specifies prior to the date of the meeting at which such vote is to be taken or the last date that a consent of action may be given. Notice of any such meeting or consent request shall be given by the Trustee to the Participant and a request for written instructions shall be made by the Trustee to be directed to the Trustee at such time and in such form as may be provided by rules and regulations adopted by the Committee.

The foregoing provisions of this paragraph 6.B., when Participant voting is applicable under such provisions, shall be applied and administered so that a Participant shall be entitled to direct the Trustee as to the manner in which voting rights representing the interest of such Participant in the Trust are to be exercised. The Committee shall provide, and cause the Trustee to provide to each Participant materials pertaining to the exercise of such rights, containing all the information which would otherwise be distributed to shareholders or ownership interests of a corporation or entity involved. Votes representing fractional shares of stock shall be voted in the same ratio, and for and against each issue, as the applicable vote directed by Participants with respect to whole shares of stock.

5. Amendment Relating to Defined Contribution Plan Investment Diversification; Code Section 401(a)(35). IRS Notice 2009-97.

Article IX, Paragraph 10, of the Thrift Plan is amended and restated as follows:

“10. Diversification of Investments

a. Employee contributions and elective deferrals invested in employer securities. In the case of the portion of an account of an Applicable Individual attributable to employee contributions and elective deferrals which is invested in Employer Securities, the Applicable Individual shall be allowed to elect to direct the Plan to divest any such securities and to reinvest an equivalent amount in other investment options meeting the requirements of paragraph 10.b., below.

b. Company contributions invested in Employer Securities. In the case of the portion of the account attributable to employer contributions other than elective deferrals which is invested in Employer Securities, each Applicable Individual who—

(i) is a Participant who has completed at least 3 years of service, or

(ii) is a beneficiary of a Participant described in clause (i) or of a deceased Participant,

may elect to direct the Plan to divest any such Employer Securities and to reinvest an equivalent amount in other investment options meeting the requirements of paragraph 10.c., below.

c. Investment options. The requirements of this paragraph 10.c. are met if the Plan offers not less than three (3) investment options, other than Employer Securities, to which an Applicable Individual may direct the proceeds from the divestment of Employer Securities pursuant to this paragraph 10.c., each of which is diversified and has materially different risk and return characteristics. The Plan shall not be treated as failing to meet the requirements of this paragraph 10.c. merely because the Plan limits the time for divestment and reinvestment to periodic, reasonable opportunities occurring no less frequently than quarterly. Except as provided in Treasury regulations, the Plan shall not meet the requirements of this paragraph 10.c. if the Plan imposes restrictions or conditions with respect to the investment of Employer Securities which are not imposed on the investment of other assets of the Plan, except such limitation shall not apply to any restrictions or conditions imposed by reason of the application of securities laws.

d. The foregoing provisions shall not apply if the Plan is not an “applicable defined contribution plan” meaning a defined contribution plan which holds any publicly traded employer securities.

For this purpose the terms “applicable defined contribution plans” does not include an employee stock ownership plan if (i) there are no contributions to such plan (or earnings thereunder) which are held within such plan and are subject to Code Section 401 (k) or (m) , and (ii) such plan is a separate plan for purposes of Code Section 414(l) with respect to any other defined benefit plan or defined contribution plan maintained by the same employer or employers.

e. For purposes of this paragraph the following definitions of terms shall apply:

(1) The terms “Applicable Individual” means—

(a) any Participant in the plan, and

(b) any beneficiary who has an account under the plan with respect to which the beneficiary is entitled to exercise the rights of a Participant.

(2) The term “elective deferral” means an employer contribution described in Code Section 402(g)(3)(A) .

(3)The term “Employer Security” has the meaning given such term by section 407(d)(1) of ERISA.

(4) The term “employee stock ownership plan” has the meaning given such term by Code Section 4975(e)(7) .

(5) The term “publicly traded employer securities” means employer securities which are readily tradable on an established securities market.

(6) The term “year of service” has the meaning given such term by Code Section 411(a)(5) .

f. Transition rule for securities attributable to employer contributions.

(1) In general, in the case of the portion of an account to which Paragraph 10.c. applies and which consists of Employer Securities acquired in a plan year beginning before January 1, 2007, Paragraph 10.c. shall only apply to the applicable percentage of such securities. This Paragraph 9 shall be applied separately with respect to each class of securities.

(2) As an exception for certain Participants aged fifty-five (55) or over, paragraph 10.f.(1)., above, shall not apply to an applicable individual who is a Participant who has attained age fifty-five (55) and completed at least three (3) years of service before the first Plan Year beginning after December 31, 2005.

(3) For purposes of Paragraph 10.b, above, the applicable percentage shall be determined as follows:

Plan Year to which Paragraph f applies:	The applicable percentage is:
1st	33
2d	66
3d and following	100”

6. Plan Amendment for Suspension of Required Minimum Distributions.

Code Section 401(a)(9);IRS Notice 2009-82.

Article XI, Paragraph 11, of the Thrift Plan is amended by adding the following:

“G. Waiver of Minimum Required Distributions in 2009. Notwithstanding other provisions of this Article and the Plan, a Participant or beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Code Section 401(a)(9)(H) (hereinafter referred to as “2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2009 RMDs or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s designated beneficiary, or for a period of at least 10 years (hereinafter referred to as “Extended 2009 RMDs”), will receive those distributions for 2009 unless the Participant or beneficiary chooses not to receive such distributions. Participants and beneficiaries described in the preceding sentence will be given the opportunity to elect to stop receiving the distributions described in the preceding sentence. In addition, notwithstanding any other applicable provisions of the Plan, and solely for purposes of applying the direct rollover provisions of the Plan, 2009 RMDs and Extended 2009 RMDs will be treated as eligible rollover distributions in 2009.”

7. Modification of Frequency of Participant Withdrawals of After-Tax Contributions

Article XII, Paragraph 2 of the Thrift Plan is amended to read:

“2. Participant Withdrawals of After-Tax Deposits

A Participant may request to withdraw in a lump sum all or any part of the value of his/her After-Tax Deposits in his/her Account, provided that the withdrawal is for a least $500 or the full value of the Account, if less. A Participant may request a withdrawal in writing on a form prescribed by the Committee.

The amount of the withdrawal shall be withdrawn from the Participant’s After-Tax Deposits in proportion to the value of the Participant’s total Plan Account balance.

A withdrawal pursuant to this paragraph may be made upon the request of the Participant, subject to such limitations on the frequency withdrawals as the Committee, in its discretion, may determine. Such a withdrawal shall be paid as soon as practicable after the appropriate request is received by the Trustee. A withdrawal shall be paid in cash, except that if a Participant’s After-Tax Deposits are invested in the ONEOK, Inc. Common Stock, the Participant may request that the value withdrawn be distributed in whole shares of ONEOK, Inc. Common Stock. Any fractional shares shall be paid in cash, the amount of such payment to be based upon the closing price of ONEOK, Inc. Common Stock on the New York Stock Exchange Consolidated Tape, on a trading date which does not precede the date of the distribution by more than 10 days. A Participant who has After-Tax Deposits in his/her Plan Account invested in stock of a prior employer which has been transferred to the Trust pursuant to any merger, acquisition or similar transaction may also request distribution of such stock in a manner comparable to that provided in the foregoing provisions with respect to ONEOK, Inc. Common Stock.”

Article XII, Paragraph 7, of the Thrift Plan is amended to read:

“7. Voluntary Withdrawal After Age Fifty-Nine and One-Half (59 1/2)

Except as otherwise provided in paragraph 11, below, subject to prior approval of the Committee, a Participant who has completed five (5) years of participation in this Plan may be allowed to withdraw the from the Plan at any time and from time to time an amount not exceeding the entire balance in his/her Accounts, less any Roth Elective Deferral and earnings and losses thereon, at any time after his/her attainment of age fifty-nine and one-half (59 1/2); provided, the amount of any Participant withdrawal shall be at least Five Hundred Dollars ($500.00) or the full value of the Participant’s Accounts, if less. ”

Article XII, Paragraph 11, of the Thrift Plan is amended to read:

“11. Limited Withdrawal Rights; Pre-1999 KGS 401(k) Thrift Plan Account

Notwithstanding anything to the contrary expressed herein a Participant shall have the right to make a withdrawal from his/her Pre-1999 KGS 401(k) Thrift Plan Account balance at January 11, 1999, pursuant to the following provisions:

A. Withdrawal from Matching Contribution Account. In the event that a Participant withdraws the full value of the After Tax Deposits under the provisions of paragraph 2., above, a Participant who has been a Participant in the Plan for a period of five (5) years or more may additionally withdraw in a lump sum any or all of the Company Matching Contributions

(Company Matching Account) in such Participant’s Pre-1999 KGS 401(k) Thrift Plan Account, provided that the aggregate amount of the withdrawal from the Participant’s After Tax Deposits and Company Matching Contributions is for at least $500 or the full value of the Account, if less. A Participant may request a withdrawal in writing on a form prescribed by the Committee.

The amount of the withdrawal shall be withdrawn from the Participant’s Company Matching Contributions in proportion to the value of the Participant’s total Account balance.

A withdrawal may be made at any time and from time to time, subject to the minimum amount stated above, and shall be paid as soon as practicable after the appropriate request is received by the Trustee. A withdrawal shall be paid in cash, except that if a Participant’s Company Matching Contributions are invested in ONEOK, Inc. Common Stock a Participant may request that the value withdrawn be distributed in whole shares of ONEOK, Inc. Common Stock. Any fractional shares shall be paid in cash, the amount of such payment to be based upon the closing price of ONEOK, Inc. Common Stock on the New York Stock Exchange Consolidated Tape, on a trading date which does not precede the date of the distribution by more than 10 days.

B. Withdrawal From Rollover Account. In the event that a Participant withdraws the full value of the After-Tax Deposits and the Company Matching Contributions under the provisions of paragraphs 2. and 11.A., above, the Participant may additionally withdraw in a lump sum any or all of the Participant’s Rollover Account in his/her Pre-1999 KGS 401(k) Thrift Plan Account; provided, that the aggregate amount of the withdrawal from the Participant’s After Tax Deposits Account, Company Matching Contributions, and rollover balance in the Participant’s account is at least $500 or the full value of the Account, if less. A Participant may request a withdrawal in writing on a form prescribed by the Committee. The amount of the withdrawal shall be withdrawn from the Participant’s After Tax Deposits, Company Matching Contributions, and Rollover balance in his/her account.

A withdrawal may be made at any time and from time to time , subject to the minimum required amount stated above, and shall be paid as soon as practicable after the appropriate withdrawal request is received by the Trustee. A withdrawal shall be paid in cash, except that if a Participant’s Rollover balance in his/her Account is invested in ONEOK, Inc. Common Stock, a Participant may request that the value withdrawn be distributed in whole shares of ONEOK, Inc. Common Stock. Any fractional shares shall be paid in cash, the amount of such payment to be based upon the closing price of ONEOK, Inc. Common Stock on the New York Stock Exchange Consolidated Tape, on a trading date which does not precede the date of the distribution by more than 10 trading days.

C. Prior Employer Stock. A Participant who has After-Tax Deposits in his/her Plan account invested in stock of a prior employer which has been transferred to the Trust pursuant to any merger, acquisition or similar transaction may request distribution of such stock in a manner comparable to that provided in subparagraphs 11.A. and 11.B., above, with respect to ONEOK, Inc. Common Stock.

D. Withdrawals After Age 59 1/2. A Participant who has attained age 59 1/2 may withdraw all or a portion of his/her 401(k) Account contributions in his/her Pre-1999 KGS 401(k) Thrift Plan Account as of the end of the month next following such Participant’s delivery of request for withdrawal to the Trustee. A withdrawal may be made at any time and from time to time and shall be paid as soon as practicable after the appropriate request is received by the Trustee.”

8. Editorial Amendment of Distribution Provisions in Certain Events

Article XII, Paragraph 8 of the Thrift Plan is amended by restating the second sentence thereof to read as follows:

“No such distribution shall be permitted to a Participant unless it is made in the form of a lump sum distribution as defined in Code Section 401(k)(10)(B)(ii); and a distribution by reason of an event described in clause (ii) or (iii) of the preceding sentence of this paragraph shall not be permitted unless the transferor corporation continues to maintain the Plan after the disposition.”